UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2015

GLOBUS MEDICAL, INC.
(Exact name of registrant as specified in charter)

DELAWARE	001-35621	04-3744954
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2560 GENERAL ARMISTEAD AVENUE, AUDUBON, PA 19403
(Address of principal executive offices) (Zip Code)
(610) 930-1800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Appointment of David M. Demski

On September 8, 2015, Globus Medical, Inc. (the “Company”) announced that David M. Demski, currently the Company’s President and Chief Operating Officer, will become Group President, Emerging Technologies of the Company. In connection with that appointment, Mr. Demski will cease to be President and Chief Operating Officer of the Company. The Company’s Board of Directors approved Mr. Demski’s appointment at its meeting on July 7, 2015, to be effective September 8, 2015.

Mr. Demski, 57, has served as the Company’s President and Chief Operating Officer since August 2008 and as one of its directors since the Company’s inception in 2003. There is no arrangement or understanding between Mr. Demski and any other persons pursuant to which Mr. Demski was appointed Group President, Emerging Technologies. There are no relationships between Mr. Demski and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Appointment of Anthony L. Williams

The Company also announced that Anthony L. Williams, currently the Company’s Senior Vice President of Business Development, General Counsel and Secretary, will become President of the Company. In connection with that appointment, Mr. Williams will cease to be Senior Vice President of Business Development and General Counsel of the Company. The Company’s Board of Directors approved Mr. Williams’ appointment at its meeting on July 7, 2015, to be effective September 8, 2015.

Mr. Williams, 44, has served as the Company’s Senior Vice President of Business Development and General Counsel since April 2014. Mr. Williams previously served as the Company’s Vice President of Business Development and Corporate Counsel from January 2013 to April 2014 and as Vice President and Corporate Counsel from March 2011 to January 2013. Mr. Williams also serves as the Company’s Corporate Secretary. Prior to joining the Company, Mr. Williams was a partner with Wyrick Robbins Yates & Ponton LLP, a law firm based in Raleigh, North Carolina, where he specialized in public and private financings, mergers, acquisitions and other strategic transactions, and corporate governance matters. Mr. Williams received a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. and M.B.A. from Wake Forest University.

In connection with his appointment as President, the Compensation Committee approved changes to Mr. Williams’ compensation. As President, Mr. Williams’ base salary will be $360,000 per year. Assuming that the Company achieves the revenue target established by the Compensation Committee for the Company’s non-equity incentive compensation program, Mr. Williams will be eligible for an incentive compensation payment of $350,000, which will be prorated for 2015. In connection with Mr. Williams’ appointment, the Compensation Committee approved the grant to Mr. Williams of an option to purchase 100,000 shares of the Company’s Class A common stock under the Company’s 2012 Equity Incentive Plan for an exercise price of $25.65 per share.

There is no arrangement or understanding between Mr. Williams and any other persons pursuant to which Mr. Williams was appointed President. There are no relationships between Mr. Williams and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Appointment of A. Brett Murphy

The Company also announced that A. Brett Murphy, currently the Company’s Executive Vice President, U.S. Sales, will become Group President, Commercial Operations. In connection with that appointment, Mr. Murphy will cease to be Executive Vice President, U.S. Sales of the Company. The Company’s Board of Directors approved Mr. Murphy’s appointment at its meeting on July 7, 2015, to be effective September 8, 2015.

Mr. Murphy, 51, has served as the Company’s Executive Vice President, U.S. Sales since February 2011. Mr. Murphy served as the Company’s Vice President, U.S. Sales-West, from November 2006 to February 2011, and as the Area Director for the Company’s South region from June 2005 to November 2006. Prior to joining the Company, Mr. Murphy served in various sales and management roles at Synthes from July 1995 to May 2005. Between November 1992 and June 1995, Mr. Murphy was a sales representative for Smith & Nephew Richards. Mr. Murphy also served as an officer in the United States Marine Corps between 1987 and 1992. Mr. Murphy received a B.S. in General Studies from Louisiana State University.

In connection with his appointment as Group President, Commercial Operations, the Compensation Committee approved changes to Mr. Murphy’s compensation. As Group President, Commercial Operations, Mr. Murphy’s base salary will be $364,000 per year. The amount of the incentive compensation payment for 2015 that Mr. Murphy will be eligible to receive, assuming that the Company achieves the revenue target established by the Compensation Committee, will not change as a result of this appointment. In connection with Mr. Murphy’s appointment, the Compensation Committee approved the grant to Mr. Murphy of an option to purchase 100,000 shares of the Company’s Class A common stock under the Company’s 2012 Equity Incentive Plan for an exercise price of $25.65 per share.

There is no arrangement or understanding between Mr. Murphy and any other persons pursuant to which Mr. Murphy was appointed Group President, Commercial Operations. There are no relationships between Mr. Murphy and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 8.01     Other Events.

On September 8, 2015, the Company issued a press release announcing the appointments of Mr. Demski, Mr. Williams and Mr. Murphy. Attached as Exhibit 99.1 to this Current Report on Form 8-K is a copy of the press release.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release of Globus Medical, Inc., dated September 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBUS MEDICAL, INC.
(Registrant)

Dated:	September 8, 2015	/s/ DANIEL T. SCAVILLA

Daniel T. Scavilla
Senior Vice President,
Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release of Globus Medical, Inc., dated September 8, 2015